SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            _____________________

                                   FORM 8-K


    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

               Date of Report (Date of earliest event reported)
                               December 20, 1996

                          Commission File No. 1-9158
                           ________________________

                           MAI SYSTEMS CORPORATION
            (Exact name of Registrant as Specified in its Charter)


              Delaware                                 22-2554549
      (State of Incorporation)                      (I.R.S. Employer
                                                 Identification Number)


                              9600 Jeronimo Road
                           Irvine, California 92718
                   (Address of Principal Executive Office)


      Registrant's telephone number, including area code: (714) 580-0700
                       _______________________________

Item 5.  Other Events


MAI Adjusts Expected Fourth Quarter Results

     Irvine, California, December 20, 1996. MAI Systems Corporation (AMEX: NOW) said today that its previously announced fourth quarter revenue expectations are no longer reflective of the company's current anticipations. The company said it will end the quarter with substantially higher bookings and backlog than its earlier internal projections had indicated, but that revenues would be less than previously announced.

     MAI now expects fourth quarter revenue to be approximately $16 million based on bookings of approximately $12.7 million for the quarter and a year-end backlog in excess of $12.0 million. These expectations compare with fourth quarter revenue of $17.0 million, based on bookings of $4.8 million and a year-end backlog of $3.0 million for the comparable period 1995. The company's previously announced revenue expectations for the fourth quarter of approximately $19 million were based on anticipated bookings of $8.3 million for the quarter and a year-end backlog of approximately $5.0 million.

     The company attributed the increase in bookings and backlog and the lower-than-expected revenues primarily to higher demand for the company's products and services, a longer decision-making cycle on the part of its customers resulting in later-in-the-quarter bookings and longer-than-expected project implementation periods.

     The company said the current backlog includes 69% of higher-margin software and professional services and 31% of lower-margin hardware sales. 1995 year-end backlog included 48% of higher-margin software and professional services and 51% of lower-margin hardware sales.

     MAI's fourth-quarter profitability will continue to be burdened by expenses associated with internal process changes for delivering more complex multi-site information systems. In addition, as previously announced, integration expenses for recent acquisitions have continued to negatively impact profitability in the fourth quarter.

     The company's profitability for the fourth quarter may also be impacted by several one-time charges. These potential charges relate principally to the elimination of intangibles and other non-cash write-offs associated with the completion of recent acquisitions, and may also include personnel reductions and other operating expenses from the recently-announced outsource of its field service operations to Olivetti North America. The company estimates that these potential one-time expenses, principally relating to acquired intangibles, could result in a charge of up to $20 million for the quarter.

     MAI also announced that it had reorganized its professional services and project management group which it anticipates will substantially improve efficiency and profitability in the implementation and delivery of its products and services.

     "The bookings we experienced in the fourth quarter and the operational changes put in place during the last six months have combined to make our management team extremely enthusiastic and optimistic about our business prospects for 1997 and beyond ," said Richard S. Ressler, MAI's chairman and chief executive officer.

     The company also announced that it was implementing changes in its international operations. The European distributor of the HIS products has been terminated and the company is assuming its sales and service obligations. It announced that its CLS Software hospitality products would be distributed in Asia through its Hong Kong and Singapore-based subsidiaries and that the CLS Software distributor in that territory had been terminated. The company responded to its former distributors in Europe and Asia who said they would contest their terminations by informing them that MAI believed the terminations were proper, in accordance with all agreements and in the best interest of its customers in the affected territories.

     The company also announced that it had nearly completed the issuance of shares to its former creditors pursuant to its 1994 court-approved plan of reorganization. Due to favorable resolution of several significant creditors' claims and the failure of certain creditors to claim their shares, a maximum of 6,800,000 shares are expected to be issued to creditors, rather than 7,356,250 shares which had originally been anticipated. The company also announced that it may realize a purchase price reduction and corresponding reduction in the number of shares issued in connection with the HIS acquisition. This reduction may be offset by an upward adjustment in the number of shares issued to certain HIS shareholders based on the fair market value of the company's shares in 1997.

     The statements of the company and Mr. Ressler are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. They involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the hospitality and gaming industries, in the networked computing industry and general economy; competitive factors, such as competitive hospitality and gaming solutions and competition from other companies offering similar networking design, installation, implementation and support; pricing pressures; operational factors related to the integration of the company's acquisitions; changes in product mix which affect overall profit margins; and the risk factors listed from time to time in the company's SEC reports, including but not limited to its 1995 annual report on Form 10-K ("Factors That May Affect Future Results").

     MAI Systems Corporation is a world-wide provider of total information system solutions for the hospitality, process manufacturing and gaming markets. Headquartered in Irvine, California, MAI has offices world-wide. For sales or product information, contact MAI Systems Corporation at (800) NOW-4MAI, sales@maisystems.com or visit MAI's Web site at http://www.maisystems.com/.




                 Comparison of Revenues, Bookings and Backlog

                                                Expectations at     Comparable
                        Current Expectations   September 11, 1996  Period 1995
Fourth Quarter             $16,000,000            $19,000,000      $17,000,000
Revenues
Fourth Quarter              12,700,000              8,300,000        4,800,000
Bookings
Backlog at Year-End         12,000,000              5,000,000        3,000,000


                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                          MAI SYSTEMS CORPORATION
                                          (Registrant)

Date:  January 2, 1996                    /s/  Stanley P. Witkow
                                          Stanley P. Witkow
                                          Vice President Corporate and Legal
                                          Affairs and Secretary